Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-131893) and related Prospectus of Walter Industries, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 29, 2008, with respect to the consolidated financial statements of Walter Industries, Inc., and the effectiveness of internal control over financial reporting of Walter Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

June 6, 2008